Exhibit 99.1

PRESS RELEASE July 19, 2017	For Immediate Release Contact: Gretchen VanDusartz Digital Communications Specialist email: gvandusartz@sajan.com phone: 715-426-9505

Sajan Announces Shareholder Approval and Closing of Acquisition by AMPLEXOR International

RIVER FALLS, Wis. – July 19, 2017: Sajan, Inc. (Nasdaq: SAJA), a leading provider of global language translation and localization services, today announced the shareholder approval and closing of the previously announced acquisition of Sajan by a wholly-owned subsidiary of AMPLEXOR International. Under the terms of the agreement, Sajan shareholders are entitled to receive $5.83 in cash for each share of Sajan common stock they hold.

With the completion of the transaction, shares of Sajan common stock will no longer be listed on Nasdaq and trading in Sajan shares has been suspended. Sajan is now a privately held company and a wholly-owned subsidiary of AMPLEXOR.

Dougherty & Company, LLC acted as exclusive financial advisor to Sajan and provided a fairness opinion to the special committee of the Board of Directors of Sajan. Fredrikson & Byron, P.A. acted as legal advisor for Sajan and Quarles & Brady LLP acted as legal advisor to AMPLEXOR.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market. The foundation of Sajan’s solution is its industry-leading language translation management system technology, Sajan Transplicity, which provides process automation and innovative multilingual content reuse to ensure schedule predictability, higher quality and cost efficiencies for its clients. By working closely with its clients, Sajan’s experienced team of localization professionals develops tailored solutions that lend flexibility to any large or small business that truly desires to “think globally but act locally.” Based in the United States, Sajan also has offices in Ireland, Spain and Singapore. Visit Sajan online at www.sajan.com.

About AMPLEXOR

AMPLEXOR International, headquartered in Luxembourg, is a leading digital solution provider offering global compliance, digital experience and content solutions. Continuously growing since its foundation in 1987 and today with a presence in over 23 countries, AMPLEXOR helps customers across key industries, such as Life Sciences, Manufacturing, Energy & Environment, the Public Sector and Defense, Aerospace & Transport achieve process efficiency, increase revenue generation, reduce time-to-market and ensure quality and compliance. AMPLEXOR’s turnkey solutions support core industry processes, and include software technology, consulting, system integration, and language and content management services. For more information, visit www.AMPLEXOR.com.

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